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                                                                     Exhibit 3.1

                            ARTICLES OF INCORPORATION



                                        I

The name of this corporation is American Pacific Aviation and Technology Corporation.


                                       II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                       III

The name and address in the State of California of this corporation's initial agent for service of process is:

   Name:              Eric Gravell
   Street Address     1 Sansome, Suite 1900
   City:              San Francisco          State:  California    Zip:  94104


                                       IV

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 1,000.



                                            /s/ Eric Gravell
                                            ----------------------------